Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 21, 2026
Registration Statement Nos. 333-287350 and 333-287350-04

1.34+ billion Ford Credit Auto Lease Trust (FORDL) 2026-B (Prime Auto Lease)

Active Joint Bookrunners : BofA (str), BMO, and MUFG
Passive Bookrunners : Truist and Wells Fargo
Passive Co-Managers : BNY Mellon and US Bank
Active Co-Managers : Drexel Hamilton and Mischler

- Anticipated Capital Structure -

CLS	AMT ($MM)	WAL^	S/M^^	P-WIN	E-FIN	L-FIN	BENCH	YEILD	PRICE	CPN
A-1	146.00	0.23	AAA/P-1	01-06	01/27	07/27	I-CRV +14	3.930	100.00000	3.93
A-2a	411.72	1.02	AAA/Aaa	06-19	02/28	03/29	I-CRV +36	4.438	99.99270	4.39
A-2b	100.00	1.02	AAA/Aaa	06-19	02/28	03/29	SOFR30A +36		100.00000
A-3	511.72	2.03	AAA/Aaa	19-29	12/28	12/29	I-CRV +46	4.726	99.99993	4.68
A-4	80.56	2.45	AAA/Aaa	29-30	01/29	07/30	I-CRV +50	4.783	99.98630	4.73
B	91.29	2.58	AA/Aa2	30-32	03/29	09/30	I-CRV +60	4.888	99.97851	4.83
C	35.11	<Not Offered>
D	74.90	<Not Offered>

^ 100% PPC to Maturity
^^ Minimum expected ratings

-- Transaction Details --
Bill & Deliver	: BofA	Offered Amount	: $1,341,290,000>
Expected Settlement	: 07/27/26	Registration	: SEC-Registered
First Payment Date	: 08/17/26	ERISA Eligible	: Yes
Expected Ratings	: S&P / Moody's	Credit Risk Retention	: US-Yes; EU-No; UK-No
Bloomberg Ticker	: FORDL 2026-B	Pricing Speed	: 100% PPC to Maturity
Minimum Denominations	: $1k x $1k

-------- CUSIP -------------------------- ISIN ------------
A-1	34528JAA8	US34528JAA88
A-2a	34528JAB6	US34528JAB61
A-2b	34528JAC4	US34528JAC45
A-3	34528JAD2	US34528JAD28
A-4	34528JAE0	US34528JAE01
B	34528JAF7	US34528JAF75

- Available Materials -
Preliminary Prospectus and FWP and Intex CDI	: Attached
Intexnet Dealname	: "basfcat26b_upsize";	password "77AJ"
Deal Roadshow	: www.dealroadshow.com;	password "FORDL2026B"
Direct Link	: https://dealroadshow.com/e/FORDL2026B

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.